Filed Pursuant to Rule 424(b)(3)

Registration No. 333-134621

Prospectus Supplement No. 1

(to Prospectus dated July 19, 2006)

APPLIED IMAGING CORP.

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated July 19, 2006, as amended (the “Prospectus”) relating to the sale from time to time of up to 1,044,647 shares of our common stock by certain selling stockholders.

On September 1, 2006 and September 8, 2006, we filed with the Securities and Exchange Commission the attached Current Reports on Form 8-K. The attached information and the information included in this Prospectus Supplement No. 1 supplements the information contained in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “AICX.OB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 14, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 1, 2006

APPLIED IMAGING CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-21371	77-0120490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Baytech Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 719-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 1, 2006, Applied Imaging Corp., a Delaware corporation, issued a press release announcing that it had entered into a definitive agreement to be acquired by Genetix Group plc.

The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated September 1, 2006

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey President & Chief Executive Officer

Date: September 1, 2006

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 1, 2006

4

Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Proposed Acquisition of Applied Imaging

San Jose, CA, September 1, 2006 – Applied Imaging Corp. (“Applied Imaging” or the “Company”) (OTC BB: AICX.OB), a leading supplier of automated imaging and image analysis systems, today announced that it had entered into a definitive agreement to be acquired by Genetix Group plc. (“Genetix”) (AIM: GTX), the UK-based cell biology, proteomics & genomics health technology group, in an all cash transaction valued at $18.3 million.

Under the terms of the agreement, which is subject to approval by Applied Imaging’s stockholders, Genetix will pay $3.06 per share to acquire all of Applied Imaging’s common stock. The transaction is expected to close in the fourth quarter of 2006. Aquilo Partners, Inc. acted as exclusive financial advisor to Applied Imaging in the transaction.

Based in New Milton, Hampshire, UK, Genetix designs, develops and manufactures innovative systems that reduce the time and cost of introducing new biopharmaceuticals. Its products include instruments and consumables that were used in the Human Genome Project and are now used in the genetic analysis of human diseases - analyzing and selecting cells for the production of therapeutic proteins. In addition to its UK headquarters, Genetix has offices in Boston, MA and Munich, Germany.

As a result of the proposed combination, Applied Imaging and Genetix expect to be better able to pursue growth opportunities and longer-term strategic goals through leverage of technical, commercial and capital resources, as well as by cross-selling of an enhanced product portfolio.

“This proposed acquisition is consistent with our strategy to broaden and strengthen our capabilities in cell imaging and analysis. By diversifying our product portfolio and building our US presence we will be better able to address global growth opportunities in the drug discovery and clinical diagnostics markets. Genetix’s cell biology instruments and reagents complement Applied Imaging’s imaging and image analysis systems and will help both companies to expand in the US, Europe and Asia,” said Mark Reid, CEO of Genetix.

“Genetix’s capabilities are very complementary to those of Applied Imaging”, added Robin Stracey, President and CEO of Applied Imaging. “We are excited by the synergies and the prospects for enhanced competitiveness of the combined company. We believe this is the right path for our stockholders, our customers and our employees.”

Kirk Raab, Applied Imaging’s Chairman, commented “This transaction provides Applied Imaging’s stockholders with significant value. In addition, the combined Company will have a stronger market position and capital structure to be able to execute strategic growth initiatives.”

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is a leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

About Genetix

Genetix adds value to scientists working at the cutting edge of cell biology, proteomics and genomics through its pioneering development of automated systems. The Company’s core skill is in the design, development and manufacture of innovative systems that reduce the time and cost of introducing new biopharmaceuticals. Its products include instruments and consumables that were used in the Human Genome Project and are now used in the genetic analysis of human diseases - analysing and selecting cells for the production of therapeutic proteins. Genetix has established a broad and strong customer base among many of the world’s leading biotech and pharmaceutical companies & research institutions. Genetix is quoted on AIM (symbol GTX) and is based in New Milton, Hampshire, UK, with offices in the United States and Germany.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the expected timing of the proposed transaction, the ability of the combined entities to pursue growth opportunities and longer-term strategic goals, the Company’s beliefs concerning Genetix and the proposed combined entity, and the effect of the proposed transaction on the Company’s stockholders. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Actual results could differ materially from those projected in the forward-looking statements as a result of the terms and conditions specified in the definitive merger agreement, and a number of other factors, including the failure of the Company to obtain stockholder approval of the proposed acquisition by Genetix, and the failure of the Company to execute or consummate the acquisition by Genetix. The forward-looking statements in this news release are made as of September 1, 2006, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

- ### -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2006

APPLIED IMAGING CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-21371	77-0120490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Baytech Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 719-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2006, Applied Imaging Corp., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genetix Group plc, a corporation organized under the laws of the United Kingdom (“Genetix”), and Alpine Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Genetix (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Genetix (the “Merger”).

The Merger Agreement

As a result of the cash consideration payable pursuant to the Merger, each holder of the Company’s common stock will receive $3.06 per share in cash. Consummation of the Merger is subject to customary conditions, including approval of the Merger Agreement and the Merger by the stockholders of the Company. The Merger Agreement contains certain termination rights for both Genetix and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Genetix a termination fee of up to $550,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein.

Voting Agreements

Each of the executive officers and directors of the Company has entered into a voting agreement with Genetix (the “Voting Agreement”) substantially in the form filed as Exhibit 10.1 hereto. The Voting Agreement provides that each of the Company’s officers and directors will vote all shares of capital stock of the Company such person beneficially owns in favor of the approval of the Merger Agreement and the Merger and against approval of any proposal made in opposition to or in competition with the consummation of the Merger. The Voting Agreement terminates on the earlier of the date of the Merger or the date that the Merger Agreement has been validly terminated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 3.03. Material Modifications to Rights of Security Holders.

On August 31, 2006, the board of directors of the Company approved the Second Amendment to the Preferred Shares Rights Agreement between the Company and Wells Fargo Bank, N.A. (the “Amendment”). The material terms of the Amendment are the same as those of the Preferred Shares Rights Agreement dated as of May 29, 1998 with Norwest Bank Minnesota, N.A., predecessor in interest to Wells Fargo Bank, N.A., as amended on February 7, 2002 (the “Rights Agreement”), provided however, that the definition of an “Acquiring Person” under the Rights Agreement has been amended to exclude Genetix, Merger Sub and the persons executing Voting Agreements to facilitate the Merger, the definitions of “Expiration Date” and “Triggering Event” has been amended to clarify the effect of the execution of the Merger Agreement and the consummation of the Merger on the Rights Agreement, and a new provision to terminate the Rights Agreement upon the effectiveness of the Merger has been added. The Amendment is contingent on the effectiveness of the Merger and if for any reason the Merger Agreement is terminated and the Merger is abandoned, then the Amendment will be of no effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed on Exhibit 4.1 hereto, and is incorporated by reference herein.

2

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Genetix Group plc, Alpine Merger Corporation and Applied Imaging Corp. dated as of August 31, 2006

4.1	Second Amendment to the Preferred Shares Rights Agreement between Applied Imaging Corp. and Wells Fargo Bank, N.A. dated as of August 31, 2006

10.1	Form of Voting Agreement, dated as of August 31, 2006, by and among Genetix Group plc and certain stockholders of Applied Imaging Corp.

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA 95134 (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey President & Chief Executive Officer

Date: September 1, 2006

4

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Genetix Group plc, Alpine Merger Corporation and Applied Imaging Corp. dated as of August 31, 2006

4.1	Second Amendment to the Preferred Shares Rights Agreement between Applied Imaging Corp. and Wells Fargo Bank, N.A. dated as of August 31, 2006

10.1	Form of Voting Agreement, dated as of August 31, 2006, by and among Genetix Group plc and certain stockholders of Applied Imaging Corp.

5

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENETIX GROUP PLC,

ALPINE MERGER CORPORATION

AND

APPLIED IMAGING CORP.

Dated as of August 31, 2006

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

		Page
8.8	Governing Law	44
8.9	Rules of Construction	44
8.10	Assignment	44
8.11	Waiver of Jury Trial	44

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2006, by and among Genetix Group plc (“Parent”), Alpine Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Applied Imaging Corp., a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the general corporation laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, subject to the exceptions provided herein.

D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of

Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, located at 1900 University Avenue, 5th Floor, East Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time and subject to the obligations provided in Section 5.8, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, that Article I of such Certificate of Incorporation will be changed to read as follows: “The name of the corporation is Applied Imaging Corp.” At the Effective Time and subject to the obligations provided in Section 5.8, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their resignation or removal or their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(g)) into the right to receive $3.06 in cash, without interest (the “Per Share Amount” and the sum of the Per Share Amounts, the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.9).

(b) [Reserved].

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Stock Options. At the Effective Time, no outstanding option to acquire shares of Company Common Stock (“Company Options”) will be assumed by Parent and such Company Options, to the extent unvested, will become fully vested and exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such Company Option, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such Company Option, in each case subject to withholding for applicable income, employment and other taxes. In the event that the exercise price per share of any Company Option is equal to or greater than the Per Share Amount, such Company Options shall be cancelled without consideration and have no further force or effect.

(f) Warrants. At the Effective Time, each issued and outstanding warrant to purchase shares of Company Common Stock will become exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such warrant, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such warrant, in each case subject to withholding for applicable income, employment and other taxes.

(g) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Surrender of Certificates.

(a) Payment Agent. Parent shall select an institution to act as the payment agent, which shall be reasonably acceptable to the Company (the “Payment Agent”), for the Merger Consideration payable in connection with the Merger.

(b) Parent to Provide Cash. On or after the Effective Time, Parent shall make available to the Payment Agent for payment in accordance with this Article I, the Merger Consideration deliverable pursuant to Section 1.6(a) in exchange for the outstanding shares of Company Common Stock. Any cash deposited with the Payment Agent shall hereinafter be referred to as the “Payment Fund.” Any and all interest earned on the Payment Fund shall be paid to Parent.

(c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days following the date on which the Effective Time occurs), Parent shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in form and content reasonably acceptable to Parent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Payment Agent, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Merger Consideration (after taking into account all Certificates and Book-Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book-Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Merger Consideration for which such shares of Company Common Stock shall have been so converted.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates six months after the date in which the Effective Time occurs shall, at the request of Parent or the Surviving Corporation, be delivered to the Surviving Corporation or Parent or otherwise according to the instruction of the Surviving Corporation or Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to Parent or the Surviving Corporation for the portion of the Merger Consideration payable pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights (the “Dissenting Shares”) available under Section 262 (“Section 262”) of Delaware Law shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration for which such shares of Company Common Stock would otherwise have been entitled, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Common Stock shall thereupon be converted into and be exchangeable only for the right to receive, as of the Effective Time, the portion of the Merger Consideration to which such holder would have been entitled pursuant to this Article I for such shares of Company Common Stock. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law, and received by the

Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262, and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Exhibit 21.1 to the Company’s Post-Effective Amendment No.1 on Form S-1 to Form S-3 Registration Statement as filed with the SEC on August 15, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (any, a “Lien” and collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than restrictions imposed by applicable securities laws), except in each case as would not have a Material Adverse Effect on the Company.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock, par value $0.001 per share (“Company Common Stock”) and (ii) 6,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on August 17, 2006: (i) 5,588,593 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were issued and held by the Company in its treasury; and (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. No shares of Company Common Stock or Preferred Stock are held by any Company Subsidiary. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal.

(b) Stock Options. As of the close of business on August 17, 2006: (i) 961,341 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement are referred to in this Agreement as “Company Options”), and (ii) 175,000 shares of Company Common Stock were reserved for future issuance under the Company’s 2006 Employee Stock Purchase Plan (the “Company Purchase Plan”). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. All stock options (i) have been granted in accordance with the terms of the plan, (ii) have been granted with an exercise price at least equal to the fair market value of the common stock on the grant date and (iii) have a grant date represented for each option that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles (that is, no option has been backdated).

(c) Warrants. As of the close of business on August 17, 2006, warrants exercisable for 464,585 shares of Common Stock are outstanding.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Voting Debt”) is issued or outstanding as of the date hereof.

(e) Other Securities. Except as otherwise set forth in this Section 2.2, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock,

Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other material applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Subject to the approval and adoption of this Agreement by the Company’s stockholders in accordance with Delaware Law (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate transactions contemplated hereby, subject only to the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and subject to compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be material.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the filing of the Proxy Statement and a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, and (C) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company and would not materially alter or delay any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (A) through (B) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates (or if subsequently amended or supplemented also on the date of such amendment or supplement), the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments which will not, individually or in the aggregate be material in amount and as may be permitted by the SEC on Forms 10-Q or 8-K under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any obligations or liability (material or immaterial, fixed or contingent) except for (A) liabilities set forth, recognized or disclosed on the Company Balance Sheet or in the related notes thereto, (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, and (C) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. All accounts receivable of the Company, whether reflected in the Company Financials or otherwise, are current and arose from valid transactions in the ordinary course of business and consistent with past practices and independent third parties and are subject to adequate reserves.

(c) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet each of the Company and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practices and in compliance with all applicable laws and regulations, and without limiting the foregoing, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination as such pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by GAAP, (v) any revaluation by the Company of any of its or its Subsidiaries’ material assets, (vi) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (vii) any sale, transfer or other disposition of any properties or assets by the Company or any of its Subsidiaries, except in the ordinary course of business, (viii) any fact, event, circumstance, damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company, or (ix) any written agreement (other than this Agreement or the agreements contemplated hereby) to take any action described in this Section 2.5.

2.6 Taxes.

(a) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.

(b) The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

(c) No material deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP).

(d) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment of Tax relating to any Tax Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries have withheld with respect to its employees all United States federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(h) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i) The Company has delivered to Parent a copy of the study (together with applicable work papers) conducted by PricewaterhouseCoopers LLP regarding the limitations, if any, imposed on the Company’s net operating losses as a result of an ownership change under Section 382 of the Internal Revenue Code (the “382 Study”). To the Company’s knowledge, all materials provided by the Company to PricewaterhouseCoopers for purposes of conducting the 382 Study were true, correct and complete in all material respects.

(j) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(k) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) None of the Company and its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) To the knowledge of Company, after due inquiry, neither the Company nor any of its Subsidiaries has any “excess loss account,” as defined in Treasury Regulations Section 1.1502-19, or any deferred gain or loss out of any “deferred intercompany transaction,” as defined in Treasury Regulations Section 1.1502-13.

2.7 Intellectual Property.

(a) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”), (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b) The products, services and operations of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(c) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(d) There is no pending or, to the knowledge of the Company or its Subsidiaries, claim, suit, action or proceeding before any Governmental Entity alleging that activities of the Company or any of its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than trade secrets with respect to which the Company or such Subsidiary knowingly made a reasonable judgment to not keep such trade secrets confidential and other than Intellectual Property rights that the Company knowingly made a reasonable judgment not to seek to secure registration of applicable rights).

(f) To the knowledge of the Company, no third party is infringing any Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, and no claims, suits, actions or proceedings have been filed by the Company with any Governmental Entity with respect to such third party infringement that have not been resolved.

(g) The Company Disclosure Letter contains a complete and accurate list of all licenses or contracts to which the Company or its Subsidiaries is a party (1) with respect to Intellectual Property licensed to any third party by Company or its Subsidiaries, other than end user licenses that do not contain Intellectual Property licensing provisions substantially different from those in the form provided to Parent by Company prior to the date hereof, or (2) pursuant to which a third party has licensed any Intellectual Property to the Company or its Subsidiaries, excluding licenses for generally commercially available software with license fees of under $10,000 ((1) and (2) together, “Intellectual Property Contracts”). Company has provided to Parent true copies of all Intellectual Property Contracts.

(h) All Intellectual Property Contracts are in full force and effect. The Company and its Subsidiaries are not in material breach of any of the Intellectual Property Contracts, and, to Company’s and its Subsidiaries’ knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company or its Subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Parent granting to any third party any right in any Intellectual Property, (iii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(i) “Intellectual Property Registrations” means all applications, registrations, ownership filings, and the like, filed in the name of Company or its Subsidiaries, evidencing, recording or perfecting any Intellectual Property. The Company Disclosure Letter contains a complete and accurate list of all Intellectual Property Registrations, any proceedings or actions before any court, tribunal (including any domain name registration authority and the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Intellectual Property Registrations, and any actions that must be taken within 150 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions.

(j) Each Intellectual Property Registration is, to the knowledge of Company and its Subsidiaries, valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with the Intellectual Property Registrations have been made. Neither the Company nor its Subsidiaries has claimed any status in the application for or registration of any Intellectual Property Registrations Rights, including “small business status,” that would not be applicable to Parent. Neither Company nor its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any Patent Intellectual Property Registration that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Registration.

(k) The Company or its Subsidiaries owns, and has good and exclusive title to, all Intellectual Property owned by Company and its Subsidiaries free and clear of any Lien (other than the Intellectual Property Contracts listed in the Company Disclosure Letter and other licenses or agreements not required to be so listed).

(l) The Company and its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of the Company or its Subsidiaries. Except as set forth in the Company Disclosure Letter, no open source software or so-called “free software” software, including any version of any software licensed pursuant to the GNU General Public License, is, in whole or in part, embodied or incorporated into any product of Company or its Subsidiaries.

(m) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property owned by the Company or its Subsidiaries.

(n) The Company has secured any export licenses that are necessary or appropriate for the distribution of the Company or its Subsidiaries’ products outside the United States.

2.8 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on Company. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened in writing. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material. There is no pending or effective judgment, decree or order against the Company, any Subsidiary or any of the Company’s officers or directors (in their capacities as such). There is no litigation that the Company or any Subsidiary has pending against other parties.

2.10 Employee Benefit Plans.

(a) Documents. Section 2.10(a) of the Company Disclosure Letter sets forth a list of the following: (i) the Company Benefit Plans (as defined in 2.10(b) below); (ii) all severance and employment agreements of the Company with directors or executive officers; (iii) all material severance programs and policies of each of the Company and its Subsidiaries; (iv) all plans or agreements of the Company and its Subsidiaries relating to any of its current or former employees, consultants or directors (each, an “Employee”) pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case, by virtue of the transactions contemplated hereby, (iv) each document embodying each Retirement Plan of the Company (a “Company Retirement Plan”); (iv) the Company Purchase Plan; and (v) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or otherwise issued, but, in any case excluding the Company Purchase Plan (such plans, collectively, “Stock Option Plans” and the Company Purchase Plan and the Stock Option Plans of the Company collectively, “Company Stock Option Plans”). The Company has delivered or made available to Parent for review the documents representing each of the items listed on Section 2.10(a) of the Company Disclosure Letter and any related tax returns, governmental correspondence, contracts or agreements, insurance policies, discrimination testing, prospectuses, determination, opinion or advisory letters from the Internal Revenue Service and summary plan descriptions.

(b) Compliance. With respect to each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, arrangement or understanding providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of the Company or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any current Employee (collectively, “Benefit Plans”) of the Company or any of its Subsidiaries (“Company Benefit Plans”), no material event has occurred and, to the knowledge of the Company, there exists no material condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable Legal Requirement, except as has not or would not reasonably be expected to have a Material Adverse Effect on the Company.

(i) Each Company Benefit Plan has been administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of all applicable collective bargaining agreements, except, in each case, as has not or would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, any Company Retirement Plan intended to be qualified under Section 401(a) and its related trust under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter) as to its qualified status under the Code or is entitled to rely on an opinion letter issued to the sponsor of the prototype document upon which such Company Retirement Plan is based pursuant to applicable guidance, or has remaining a period of time to apply for such determination or opinion letter. For purposes of this Agreement, “Retirement Plan” shall mean a material arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, “Retirement Benefit Rights” shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee’s relationship as a service provider to an entity or its Subsidiaries. Material post retirement health benefits and any other self-insured health benefit arrangements are deemed to be “Retirement Benefit Rights.” Material deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be “Retirement Benefit Rights.”

(ii) To the knowledge of the Company, no material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of its Subsidiaries by an authorized Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iii) There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

(iv) There are no (i) Retirement Plans subject to Title IV of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) Company Retirement Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset; (iii) Company Benefit Plan that is subject to the laws of a country other than the United States of America or that covers employees whose services are performed primarily outside of the United States of America; (iv) self-insured Company Benefit Plans and (v) Company Benefit Plans or agreements between the Company and any Employee that do not comply with Section 409A of the Code.

(v) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations. For purposes of this Section, a “Foreign Plan” means any plan, program, policy, practice, agreement or other arrangement mandated by a government other than the United States, any Company Benefit Plan maintained or contributed to by the Company or any Subsidiary that is not subject to United States law, and any Company Benefit Plan that covers or has covered employees of the Company or any Subsidiary whose services are performed primarily outside of the United States.

(c) Multiple Employer and Multiemployer Plans. At no time has the Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company participated in and/or been obligated to contribute to any Company Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of the Company and/or their Employees, have participated. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured) or other welfare benefits, with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee), other than individual arrangements the amounts of which are not material.

(e) Effect of Transaction. Except for the acceleration of then unvested Company Options and the lapsing of repurchase rights or forfeiture provisions applicable to any Company Restricted Stock, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or otherwise that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Labor. The Company is not a party to any collective bargaining agreement and no collective bargaining agreement is being negotiated or renegotiated in any material respect by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may materially interfere with the business activities of the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and there is no material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened in writing.

(g) To the knowledge of the Company, the Company and all Company Affiliates: (i) are in substantial compliance with all applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except where any failure to act in accordance with any of the foregoing has not had, and could not reasonably be expected to have, a Company Material Adverse Effect; (v) have no independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer within the past two years. To the best knowledge of the Company, there are no pending, or to the knowledge of the Company, threatened, or reasonably anticipated claims or actions against the Company or any Company Affiliate under any workers’ compensation policy or long-term disability policy.

2.11 Environmental Matters.

(a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. (i) Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person.

(c) Liabilities. The Company is not aware of any fact or circumstance which could reasonably be expected to result in any material environmental liability to the Company.

2.12 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business;

(iii) any Contract that provides for the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or equity interests, not in the ordinary course of business;

(iv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company; and

(v) any Contract related to severance arrangements or payments or accelerated vesting upon or in connection with a change in control.

(b) Schedule. Section 2.12(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date hereof, other than those Company Material Contracts which have been filed with the Company SEC Reports.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract.

2.13 Fairness Opinion. The Company’s Board of Directors has received an opinion from Aquilo Partners, Inc., dated as of August 31, 2006, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as it is available.

2.14 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statement to be filed by the Company with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.15 Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law, and any other similar Legal Requirement, will not apply to Parent or Merger Sub due to the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

2.16 Financial Advisor. Except for the amounts payable to Aquilo Partners, Inc. under the agreement dated January 5, 2006 by and between the Company and Aquilo Partners, Inc., no broker, finder, financial advisor or investment bank is entitled to any fee or commission in connection with any of the transactions contemplated by this Agreement. The Company has furnished to Parent complete copies of all agreements with Aquilo Partners, Inc.

2.17 Rights Plan. Neither this Agreement nor any of the transactions contemplated by this Agreement will, directly or indirectly, result in a Triggering Event as defined in the Company’s Preferred Shares Rights Agreement dated May 29, 1998.

2.18 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

2.19 Title to Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or Subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of the Company and its Subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.21 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.23 No Negotiations. Neither the Company nor any of its officers or directors has participated in any negotiations with any 5% stockholder (or an affiliate thereof) of the Company regarding a merger, reorganization, asset sale, recapitalization or similar transaction regarding the Company within 90 days of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so incorporated, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Authority; Non-Contravention; Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or any of their respective properties, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect on Parent and Merger Sub. As used in this Agreement, “Parent Material Contract” shall mean any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on Parent or Merger Sub.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and antitrust and trade competition laws (including the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, the “HSR Act”), and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected have a Material Adverse Effect on Parent and Merger Sub.

3.3 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or Merger Sub.

3.5 Adequate Financial Resources. Parent has, and at all times will have, adequate financial resources to pay the Merger Consideration and to comply with all of its obligations contemplated hereby.

3.6 Brokers’ and Finders’ Fees. Except as provided for in Section 7.2, neither Parent nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.7 Material Adverse Effect. Neither Parent nor Merger Sub has any knowledge of any Company Material Adverse Effect.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company, and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, as set provided in the Company Disclosure Letter, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, carry on its business, in all material respects, in the ordinary course and in a manner consistent with past practices, and use commercially reasonable efforts to (i) preserve intact its and each of its Subsidiaries’ present business organization, (ii) keep available the services of its present executive officers and its and each of its Subsidiaries’ key Employees, and (iii) preserve its and each of its Subsidiaries’ relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings; provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 4.1 that would cause any representation or warranty of the Company set forth in this Agreement to be or become inaccurate, and (2) no failure by the Company to take any action otherwise required by this Section 4.1 shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement if and to the extent that Parent shall consent to such failure in writing pursuant to this Section 4.1.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in the Company Disclosure Letter, without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash dividend by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

(ii) Amend the terms of, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment, advisory or consulting relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business after the date hereof and (B) if consented to in writing by Parent, repurchases pursuant to publicly announced repurchase programs as of the date hereof;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof; or (C) issuances of Company Common Stock upon the exercise of other options, warrants or other rights of Company outstanding on the date hereof in accordance with their present terms;

(iv) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business but in no case more than $50,000 in the aggregate for the Company and its Subsidiaries;

(vi) Enter into any joint ventures, strategic partnerships or alliances that are material to the Company;

(vii) Sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets (except for (i) sales of assets or inventory or non-exclusive license of intellectual property in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expect to result in any damage to, destruction or loss of any material of the Company or its Subsidiaries (whether or not covered by insurance);

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, or (B) employee loans or advances made in the ordinary course of business;

(ix) Except as required by GAAP or the federal securities laws after the date hereof, make any change in its methods, policies, procedures or principles of accounting since the date of the Company Balance Sheet;

(x) Undertake any revaluation of any of the Company’s or its Subsidiaries’ assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in ordinary course of business and consistent with past practice;

(xi) Make or change any material Tax election adverse to the Company or its Subsidiaries;

(xii) Settle or compromise any claim (including any Tax claim), action or proceeding involving money damages in excess of $50,000 in any one case, except (A) in the ordinary course of business, and (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

(xiii) Except as required by Legal Requirements or Contracts currently binding on Company or its Subsidiaries, (A) increase the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee, executive officer or director of the Company, (B) make any increase in or commitment to increase any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) enter into, terminate, or amend any employment, severance, termination or indemnification agreement with any Employee, (D) make any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (E) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, or employees, except, in each case, as may be required by applicable Legal Requirements; or (F) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee);

(xiv) Except as contemplated by this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Company Stock Option Plan or authorize cash payments in exchange for any options or restricted stock granted under any of such plans;

(xv) Subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete on any of their respective businesses following the Closing;

(xvi) Grant any exclusive rights with respect to any material Intellectual Property of the Company;

(xvii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in a manner adverse in any material respect to Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business;

(xviii) Waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee or endorse otherwise as an accommodation become responsible for any debt or obligation of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”) other than additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of the Company outstanding as of the date hereof, and in each case, only if specifically provided for in the Company Disclosure Letter or otherwise consented to in writing by the Parent;

(xx) Except as permitted under Section 5.3, engage in any action, enter into any agreement, arrangement or transaction, or permit any of the foregoing that has or could reasonably be expected to have, an anti-takeover effect, or that otherwise would limit, delay or otherwise adversely affect, the ability of Parent to consummate the Merger, or any of the other transactions contemplated by this Agreement; or

(xxi) Agree in writing or otherwise to take any of the actions described in clauses (i) through (xix) above, or any action which could reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement relating to the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as, in the reasonable judgment of the Company, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will use all reasonably commercial efforts to respond and resolve any SEC comments to the Proxy Statement as promptly as practicable. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all changes reasonably proposed by Parent. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all changes reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

(b) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof and the Company shall amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

(c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time, the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by the Company, the Company shall promptly inform Parent and amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

5.2 Meeting of Company Stockholders. Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with Delaware Law, the Company Charter Documents, and applicable stock exchange requirements to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement.

Nothing contained in this Section 5.2 shall prevent Company from adjourning or postponing the Company Meeting, as the case may be, if there are insufficient shares of Company Common Stock, as the case may be, necessary to conduct business at the Company Meeting.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information in connection with an Alternative Proposal to, any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

(b) Unsolicited Acquisition Proposals. Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with Aquilo Partners, Inc., could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, prior to so furnishing such information or engaging in such discussions or negotiations, the Company fulfills each of the following conditions: (1) such Alternative Proposal is not attributable to a breach of this section by the Company, (2) the Company promptly (within 24 hours) gives Parent written notice of the existence of such Alternative Proposal, all of the material terms of the Alternative Proposal (including the identity of the person making the Alternative Proposal, cand the Company’s intent to either provide information or enter into discussions as the case may be), (3) the Company promptly (within 24 hours) gives Parent written notice of any amendment to the material terms of such Alternative Proposal, and (4) the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement.

(c) Change of Recommendation.

(i) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company may, at any time prior to Stockholder Approval, withdraw, modify or qualify its recommendation to the stockholders of the Company to approve and adopt this Agreement (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; provided, however, that prior to withdrawing, modifying or qualifying its recommendation, the Board of Directors shall give Parent three (3) business days’ notice of its intent to do so and, concurrent with a Change of Recommendation, terminate this Agreement pursuant to Section 7.1(d)(ii).

(ii) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(d) Alternative Proposal. As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition outside the ordinary course of business by any Person of a material portion of the assets of the Company, or (iii) the acquisition by any Person of 25% or more of the outstanding shares of Company Common Stock.

(e) Superior Proposal. As used in this Agreement “Superior Proposal” shall mean an unsolicited Alternative Proposal made by any Person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal and the transaction fees associated with such Alternative Proposal), are more favorable to the Company and its stockholders from a financial perspective than the Merger, and in each case (i) is not subject to any financing contingencies, and if financing is required, such financing is then fully and unconditionally committed to the party making the Alternative Proposal and (ii) there is no condition to closing such transaction relating to the performance or completion of due diligence.

5.4 Confidentiality; Access to Information.

(a) Confidentiality. Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 17, 2006, between the Company and Parent (the “Confidentiality Agreement”).

(b) Access to Information. The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to the properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by the Company and its Subsidiaries pursuant to the requirements of applicable Legal Requirements. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Legal Requirement; provided, further that nothing in the preceding sentence shall relieve the Company from using all reasonably commercial efforts to provide the Parent with access to summaries or portions of such information which otherwise would not be in violation of such agreements, privileges, or applicable Legal Requirements. If, in the course of any investigation pursuant to this Section 5.4(b), Parent discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute a breach, Parent covenants that it will promptly so inform the Company.

5.5 Public Disclosure. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment without prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may upon the advice of counsel be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market. Parent and the Company agree to issue a joint press release announcing this Agreement.

5.6 Best Efforts; Regulatory Matters.

(a) Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals, including obtaining Necessary Consents and the consents and approvals contemplated under Section 3.2(c), from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Exchange of Information. Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 15 days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use their respective best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use their respective best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it receives the other party’s approval in advance (which shall not be unreasonably withheld) and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Notification. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Regulatory Law. For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Legal Requirements, including without limitation any antitrust, competition or trade regulation Legal Requirements, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

5.7 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 Indemnification.

(a) Indemnity. Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of the Company or its Subsidiaries as provided in the Company Charter Documents or Subsidiary Charter Documents or in the agreements listed on Schedule 5.8 shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions in the Company Charter Documents and Subsidiary Charter Documents in effect immediately prior to the Effective Time or in the agreements listed on Schedule 5.8, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.

(b) Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the benefit of those persons who are covered by such policies with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount, and provided further that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, the Parent (or any of its affiliates) will be required to provide such coverage. Parent may substitute therfor run-off or tail policy or endorsement policies with a reputable insurance company covering on substantially the same terms and conditions claims arising out of acts conduct occurring or prior to the Effective Time asserted with the six (6) year period after the Effective Time. The Company may elect to purchase its own run-off or tail policy or endorsement policy prior to the Effective Time and Parent shall maintain such policy and pay any deductibles payable thereon.

(c) Non-Exclusive Remedy; Third-Party Beneficiaries. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter Documents or Subsidiary Charter Documents or the Surviving Corporation, any other indemnification arrangement, Delaware Law or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) Survival. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

5.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.

5.10 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.11 Employee Matters.

(a) Company Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Outstanding rights to purchase Company Common Stock will be exercised in accordance with the Company Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 5.11(a).

(b) 401(k) Plan. To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plan”). If Parent provides such notice to the Company in accordance with the immediately preceding sentence, Parent shall receive from the Company prior to the Effective Time evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan, effective no later than the date immediately preceding the Closing Date.

(c) Certain Employee Benefits. Parent shall use reasonable efforts to provide to the employees of the Company and its Subsidiaries benefit plans, programs and arrangements that are substantially comparable, in the aggregate to the benefit plans, programs and arrangements of the Company and its Subsidiaries in existence immediately prior to the Closing Date, including without limitation any vacation, sick, personal time off, severance, medical, dental retention plans or programs. Employees of the Company and its Subsidiaries will be granted service credit for all service with the Company and/or its Subsidiaries (except to the extent that such service credit will result in a duplication of benefits) under each employee benefit plan, program or arrangement of Parent, including without limitation any vacation, sick, personal time off, severance, retention plans or programs (but excluding any equity compensation plans), in which such employees are eligible to participate for purposes of eligibility and vesting. If employees become eligible to participate in a medical, dental or vision plan of Parent or its Affiliates, Parent shall use reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by the Company and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Parent shall assume all obligations under the Company’s 2006 Management Incentive Plan, shall pay not less than two-thirds of the Bonus Pool amount of $267,000, provided that the Company meets or exceeds 95% of the revenue target under such plan.

5.12 Expenses. If the Merger is consummated, Parent shall pay the fees and expenses set forth on Schedule 5.12 of the Company Disclosure Letter. The parties acknowledge that the legal fees and expenses set forth on Schedule 5.12 only represent a good faith estimate as of the date hereof, and the Company shall supplement or update Schedule 5.12 to reflect any changes to such legal fees actually incurred at normal hourly rates and expenses immediately prior to the consummation of the Merger. If the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that:

(a) the Company and Parent shall each pay half of all fees and expenses, other than attorneys’ and accountants’ fees and expenses incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

(b) the Company and Parent shall each pay half of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals identified in Section 6.1(c) of the Company Disclosure Letter required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained (together with expiration or early termination of the waiting period under the HSR Act, the “Required Regulatory Approvals”).

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an executive officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded); provided, however, that the Representations and Warranties set forth in Section 2.2, as qualified by Section 2.2 of the Company Disclosure Letter, shall be true and correct in all respects except for immaterial errors due solely to inadvertent clerical error. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(c) Certificate. Parent shall have received a certificate in the form agreed to between the parties as of the date hereof (or as subsequently amended) and signed on behalf of the Company by both the CEO and CFO of the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before January 15, 2007 (the “End Date”); provided, however, the Company cannot terminate this Agreement pursuant to this Section 7.1(b)(i) if it has not held the Company Meeting.

(ii) (A) any Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (B) any Governmental Entity of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger and such injunction, judgment, order or other action is or shall have become final and nonappealable (a “Restraint”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations under Section 5.6 (subject to the limitations contained therein); or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided in each case the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date.

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 7.1(c)(i), (A) Parent shall deliver written notice to the Company no fewer than 10 days prior to the date of termination stating Parent’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Company prior to the end of the 10-day cure period, the Parent shall not terminate this Agreement pursuant to this Section 7.1(c)(i); provided that the Company continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if it shall have materially breached this Agreement);

(ii) if the Company’s Board of Directors engages (or resolves to engage) in a Change of Recommendation; or

(iii) if the Company Meeting is not called and held by the End Date.

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 7.1(d)(i), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company’s intention to terminate this Agreement pursuant to Section 7.1(d)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Parent prior to the end of the 10-day cure period, then the Company shall not terminate this Agreement pursuant to this Section 7.1(d)(i) provided that Parent continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it shall have materially breached this Agreement); or

(ii) in connection with a Change of Recommendation.

Termination pursuant to this Section 7.1 shall be effected by giving written notice to that effect by the party seeking termination. In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.4(a) and the provisions of Sections 7.2 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

7.2 Fees and Expenses Upon Termination. If this Agreement is terminated:

(a) by either the Company or Parent in accordance with Section 7.1(b)(iii), then the Company shall pay to Parent a fee of $200,000 upon such termination;

(b) by Parent in accordance with Section 7.1(c)(ii) or by the Company in accordance with Section 7.1(d)(ii), then the Company shall pay to Parent a fee of $550,000 to Parent upon such termination;

(c) by Parent in accordance with Section 7.1(c)(i), and if and only if the Company’s breach, inaccuracy, or failure to perform was primarily attributable to its own act or omission (“Controlled Breach”), then the Company shall pay to Parent a fee of $300,000 to Parent upon such termination, provided, however, that a Controlled Breach shall be presumed to have occurred hereunder, unless the Company provides Parent during the applicable cure periods with documents conclusively supporting the absence of a Controlled Breach; or

(d) by Parent in accordance with 7.1(c)(iii), if any definitive agreement providing for a Qualifying Transaction shall have been entered into within twelve (12) months after the End Date, then the Company shall pay to Parent a fee of $550,000 upon the closing of such Qualifying Transaction. A “Qualifying Transaction” shall mean any Alternative Proposal assigning an enterprise value to the Company in excess of $18.3 million and that is not a proposal primarily for capital raising purposes.

In no event shall the Company be required to pay more than one fee pursuant to this Section 7.2 and after payment in full of any such fee, neither the Company nor Parent (including Merger Sub) shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, provided that nothing herein shall release any party from liability for intentional breach or fraud.

7.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of The Nasdaq Stock Market requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.4 Extension; Waiver. At any time prior to the Effective Time, either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Genetix Group plc

Queensway, New Militon, Hampshire

BH25 5NN, United Kingdom

Attention: Chief Executive Officer

Telephone No.: 44 (1425) 624600

Telecopy No.: 44 (1425) 624733

with copies to (which shall not constitute notice):

Greenberg Traurig, LLP

1900 University Avenue, 5th Floor

East Palo Alto, California 94303

Attention: Harold DeGraff, Esq.

Telephone No.: (650) 328-8500

Telecopy No.: (650) 328-8508

(b)	if to the Company, to:

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Telephone No.: (408) 719-6400

Telecopy No.: (408) 719-6401

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David J. Saul, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The term “business day” means a day other than a Saturday, Sunday or other day in which banks located in New York, New York is required or authorized not to open for business.

(b) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance, occurrence, state of facts, development or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such Person taken as a whole with its Subsidiaries or (ii) materially impede the authority of such Person to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect on any Person: (A) any Effect resulting from the announcement or pendency of the Merger, (B) any Effect that results from changes affecting any of the industries in which such Person operates generally or the United States economy generally (which changes in each case do not disproportionately affect such Person in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person in any material respect), or (D) any Effect out of war, terrorist activities or the commencement of hostilities against any country, political subdivision or faction to the extent that such conditions do not have a materially disproportionate impact on the Company or its Subsidiaries relative to the industries in which the Company or its Subsidiaries conduct business.

(c) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended, whether express or implied, to confer upon any other Person any legal or equitable rights, benefits or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond in connection with any such proceeding.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may assign this Agreement to any affiliate of Parent solely in furtherance of its tax planning strategy upon prior written notice to the Company but without prior approval so long as Parent remains ultimately liable for any breach of its representations, warranties and covenants under this Agreement. Further, the Company expressly agrees to execute and deliver such instruments and do and perform such other acts and things as may be reasonable and desirable for effecting the assignment of this Agreement by Parent to an affiliate pursuant to the terms of this Section 8.10. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GENETIX GROUP PLC

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	Chief Executive Officer

ALPINE MERGER CORPORATION

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	President and Chief Executive Officer

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Name:	Robin Stracey
Title:	Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

SECOND AMENDMENT

to the

PREFERRED SHARES RIGHTS AGREEMENT

between

APPLIED IMAGING CORP.

and

WELLS FARGO BANK, N.A.

This Second Amendment (the “Amendment”) to the Preferred Shares Rights Agreement is made and entered into as of August 31, 2006, between APPLIED IMAGING CORP., a Delaware corporation (the “Company”), and WELLS FARGO BANK, N.A., as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and Norwest Bank Minnesota, N.A. entered into a Preferred Shares Rights Agreement, dated as of May 29, 1998 and amended on February 7, 2002 (the “Rights Agreement”) by the Company and Wells Fargo Bank, N.A., which had assumed the duties of Rights Agent from Norwest Bank Minnesota, N.A.;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Distribution Date has not occurred; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3. Supplement to Definitions. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

“Genetix” shall mean Genetix Group plc, Alpine Merger Corporation and any person or entity which is an Affiliate or Associate of any of the foregoing, or any person party to any agreements, arrangements or understanding to vote in favor of the Merger.

“Merger” shall mean the Merger of Alpine Merger Corporation with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among the Company, Genetix Group plc, and Alpine Merger Corporation dated as of August 31, 2006, as may be amended from time to time (the “Merger Agreement”).

4. Amendment to Definitions. The following definitions contained in Section 1 of the Rights Agreement are hereby deleted in their entirety and amended to read as follows:

“ACQUIRING PERSON” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, or any Subsidiary of the Company, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. An Acquiring Person shall also not include SSF, unless and until SSF shall have become the Beneficial Owner of a percentage of Common Shares then outstanding of 25% or more, at which time SSF shall be an Acquiring Person. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more (or, in the case of SSF, of 25% or more) of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20% or more (or, in the case of SSF, of 25% or more) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 20% or more (or, in the case of SSF, of 25% or more) of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned, but had no actual knowledge of the consequences of, such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such

Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 20% or more (or, in the case of SSF, of 25% or more) of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 20% or more (or, in the case of SSF, of 25% or more) of the Common Shares then outstanding. Further notwithstanding anything in this Agreement to the contrary, Genetix shall not become or be deemed to be an Acquiring Person solely by virtue of or as a result of (i) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into in connection with the Merger Agreement, (ii) the announcement of Merger Agreement or the transactions contemplated thereby, or (iii) the consummation of the transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement.

“EXPIRATION DATE” shall mean the earliest to occur of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) consummation of any transaction contemplated by Section 13(f) hereof, (iv) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (v) immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law or to effect the Merger (or such later time as may be specified in such certificate) (the “Effective Time”).

“TRIGGERING EVENT” shall be deemed to have occurred upon any Person, becoming an Acquiring Person. Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of (i) the consummation of the Merger contemplated by the Merger Agreement, (ii) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into in connection with the Merger Agreement, (iii) the announcement or consummation of the transactions contemplated by the Merger Agreement, or (iv) any of the foregoing in combination.

5. New Section. A new section 35 is hereby added to the Agreement to read in its entirety as follows:

“Section 35. Termination. Immediately prior to the Effective Time of the Merger, but only if such Effective Time shall occur, (a) this Agreement shall terminate and be of no further force and effect, and (b) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation, the right to purchase or acquire Preferred Stock or other Securities of the Company or any other Person.”

6. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and authorization by the Board of Directors of the Company approving the Amendment; (b) delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; (c) the execution and delivery of this Amendment by the Rights Agent; and (d) the effectiveness of the Merger. If for any reason the Merger Agreement is terminated and the Merger contemplated thereby is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

7. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

8. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

9. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

APPLIED IMAGING CORP.

By:	/s/ Terence Griffin
Terence Griffin
Title:	Chief Financial Officer

WELLS FARGO BANK, N.A., as Rights Agent

By:	/s/ Jennifer Leno
Jennifer Leno
Title:	Vice President

EXHIBIT 10.1

APPLIED IMAGING CORP.

VOTING AGREEMENT

Dated as of August 31, 2006

EXHIBIT A – Proxy to Vote of the Company

EXHIBIT B – Consent of Spouse

- i -

APPLIED IMAGING CORP.

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of August 31, 2006, by and among Genetix Group plc, a United Kingdom public limited company (“Parent”), and the undersigned stockholder (the “Stockholder”) of Applied Imaging Corp., a Delaware corporation (the “Company”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) by and among Parent, the Company, Alpine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub is merging with and into the Company (the “Merger”) whereby after the Merger the Company shall be the surviving corporation of the Merger and direct wholly owned subsidiary of Parent;

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares of the outstanding common stock, $0.01 par value per share, of the Company in the amounts indicated on the final page of this Agreement (the “Shares”); and

WHEREAS, as a material inducement for Parent to enter into the Merger Agreement, the Stockholder agrees to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Stockholder’s Shares or New Shares (as defined below), or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any Shares or New Shares (collectively with respect to each Stockholder, the “Securities”), and (ii) vote such Stockholder’s Securities as set forth herein.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. AGREEMENT TO RETAIN SHARES.

1.1 Transfer and Encumbrance. The Stockholder agrees to be subject to such Stockholder’s Proxy (as defined in Section 3) and agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, exchange or pledge or otherwise dispose of or encumber the Stockholder’s Securities prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Stockholder’s Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder’s Securities or grant any proxy (except for the Proxy (as defined in Section 3 below)) or power of attorney, with respect thereto, in each case, in a manner that conflicts or may conflict with the Stockholder’s obligations hereunder, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Stockholder’s Securities, in each case, in a manner that conflicts or may conflict with the Stockholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, if any).

1.2 New Shares. The Stockholder agrees that any shares or securities of the capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the “New Shares”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable prior to the Expiration Date in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. AGREEMENT TO VOTE.

Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Stockholder agrees to vote such Stockholder’s Securities, and, to the extent applicable, cause holders of record of such Stockholder’s Securities to vote: (i) in favor of approval of the Merger Agreement, the Merger, the transactions contemplated thereby; and (ii) against the consummation of any Alternative Transaction. Prior to the Expiration Date, the Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2.

3. PROXY.

Concurrent with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law prior to the Expiration Date, covering the total number of Securities beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by such Stockholder. The Proxy shall not be terminated prior to the Expiration Date by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limitation, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Expiration Date, the Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Expiration Date, certificates representing the Securities shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

4. NO OPPOSITION.

Prior to the Expiration Date and subject to Section 9.16, the Stockholder agrees not to take, or cause to be taken, any action inconsistent with the consummation of the Merger and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Stockholder agrees to take, or cause to be taken, all actions necessary to facilitate, encourage or otherwise support the Merger and the transactions contemplated by the Merger Agreement.

5. ACKNOWLEDGEMENT.

The parties acknowledge and agree that neither Parent, nor the successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates of Parent shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting (or refrain from voting) by Parent of the Securities subject to the Proxy hereby granted to Parent at any annual, special or other meeting or action of the stockholders of the Company, or the execution of any consent of the stockholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the Proxy, Parent may, in accordance with the terms of the Proxy, vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder; provided however that Parent shall vote the Securities in accordance with Section 2.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.

The Stockholder hereby represents, warrants and covenants to Parent that:

6.1 Ownership. The Stockholder has good and valid title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Liens. As of the date hereof, the Stockholder does not beneficially own any shares or securities of the capital stock of the Company other than such Stockholder’s Shares.

6.2 Authorization. The Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Stockholder has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

6.3 No Violation. Neither the execution, delivery and performance of this Agreement or the Proxy nor the consummation of the transactions contemplated hereby and thereby will (i) require the Stockholder to file or register, with, or obtain any material permit, authorization, consent or approval of, any Governmental or Regulatory Entity, or any other entity; (other than the filing of a Schedule 13D, Schedule 13G or amendment thereto, if applicable); (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default), under any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental or Regulatory Entity, or any other entity or any arbitration award binding upon the Stockholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of the Stockholder pursuant to any provision of any indenture mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Stockholder is subject or by which the Stockholder or any of the Stockholder’s properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares.

7. FURTHER ASSURANCES.

The Stockholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such additional proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement and to consummate the Merger under the terms of the Merger Agreement or any other agreement to which such Stockholder is a party.

8. TERMINATION.

This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement and/or the Proxy prior to the Expiration Date.

9. MISCELLANEOUS.

9.1 Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

9.2 Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

9.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that Parent may freely assign its rights to a subsidiary of Parent without such prior written approval but no such assignment shall relieve Parent of any of its obligations hereunder. Any purported assignment without such consent shall be void.

9.4 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

9.5 Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent that cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

9.6 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.7 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or the Proxy, or any judgment entered by any court in respect thereof shall be brought in the courts of California, County of San Francisco or in the U.S. District Court for the Northern District of California as the commencing party may elect, and the Stockholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Stockholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or such Stockholder’s Proxy or any judgment entered by any court in respect thereof brought in California, County of San Francisco or the U.S. District Court for the Northern District of California, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in California or in such District Court has been brought in an inconvenient forum.

9.8 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all, prior negotiations and understandings between the parties with respect to such subject matters.

9.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Genetix Group plc.
Queensway, New Militon, Hampshire
BH25 5NN, United Kingdom
Attention: Mark Reid, CEO
Facsimile: +44 (1425) 624600
Telephone: +44 (1425) 624733

with a copy to:	Greenberg Traurig, LLP
1900 University Avenue, 5th Floor
East Palo Alto, California 94303
Attention: Harold DeGraff, Esq.
Facsimile: (650) 328-8508
Telephone: (650) 289-7885

If to the Stockholder:	To the address for notice set forth on the signature page hereof.

9.10 Further Assurances. The Stockholder shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement and the transactions contemplated hereby.

9.11 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Proxy, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled after a final, non-appealable judgment that this Agreement has been breached by the non-prevailing party and such breach has caused actual damages to the prevailing party. In no event shall the prevailing party be entitled to consequential, speculative or punitive damages.

9.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

9.14 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute but one and the same instrument and the delivering party covenants and agrees that an original will be sent immediately thereafter in accordance with Section 9.9.

9.15 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

9.16 No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Stockholder is an officer or director of the Company, nothing in this Agreement, including, without limitation, Sections 4 and 7, is intended or shall be construed to require the Stockholder, in the Stockholder’s capacity as a officer or director of the Company, to act or fail to act in accordance with the Stockholder’s fiduciary duties in such capacity.

9.17 Disclosure. The Stockholder hereby authorizes Parent to publish or disclose in any securities filings, other reports to which Parent is subject to under applicable law, or in any press release relating to the Merger, its identity and the nature of its commitments, arrangements and understandings under this Agreement.

9.18 Consent of Spouse. If the Stockholder is married, the Stockholder either (a) acknowledges that he is not a domiciliary resident of a “community property” state or (b) agrees to deliver to Parent the Consent of Spouse attached hereto as Exhibit B on the date hereof or as soon as practicable thereafter.

9.19 Legend on Share Certificates. Each certificate representing any Securities shall be endorsed by the Company with a legend reading substantially as follows:

“THE RIGHT TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.”

It being understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend upon termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

PARENT:

By:
Name:	Mark Reid
Title:	Chief Executive Officer

STOCKHOLDER:

By:
Name:
Title:

Stockholder’s Address for Notice:

Shares beneficially owned:

shares of the Company Common Stock

SIGNATURE PAGE TO VOTING AGREEMENT

Exhibit A

Proxy to Vote Stock of the Company

The undersigned stockholder of Applied Imaging Corp., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law, except as provided below) appoints Mark Reid, Andrew Kellett and Simon Hedger of Genetix Group plc, a United Kingdom public limited company (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect thereof on or after the date hereof (collectively, the “Securities”) in accordance with the terms of this Proxy. The Securities beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Securities until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement dated as of July 22, 2003, by and among Parent and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) by and among Parent, the Company, Alpine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as such terms is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, if any).

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Securities, and to exercise all voting and other rights of the undersigned with respect to the Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any postponement or adjournment thereof and in every written consent in lieu of such meeting: (i) in favor of approval of the Merger Agreement, the Company Merger (as defined in the Merger Agreement), the transactions contemplated thereby; and (ii) against the consummation of any Alternative Transaction. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Securities on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

A-1

This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: August 31, 2006

PARENT:

By:
Name:	Mark Reid
Title:	Chief Executive Officer

STOCKHOLDER:

By:
Name:
Title:

Stockholder’s Address for Notice:

Shares beneficially owned:

shares of the Company Common Stock

A-2

EXHIBIT B

CONSENT OF SPOUSE

I,                             , spouse of                      (“Stockholder”), have read and hereby approve the foregoing Voting Agreement. In consideration of the benefits to which the Stockholder is entitled under the Voting Agreement, I hereby agree to be irrevocably bound by the Voting Agreement and further agree that any community property or other such interest shall be similarly bound by the Voting Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any right under the Voting Agreement.

Spouse of Stockholder

B-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2006

APPLIED IMAGING CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-21371	77-0120490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Baytech Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 719-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2006, Applied Imaging Corp., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genetix Group plc, a corporation organized under the laws of the United Kingdom (“Genetix”), and Alpine Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Genetix (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Genetix (the “Merger”). To facilitate the Merger, on August 31, 2006, the board of directors of the Company determined to amend Section 6 to the Company’s 2006 Employee Stock Purchase Plan (“ESPP”) to eliminate the ability of plan participants to increase the rate of his or her payroll deductions during any offering period to purchase shares of common stock of the Company. No other changes were made to the ESPP. The foregoing description of the ESPP as amended does not purport to be complete and is qualified in its entirety by reference to the amended ESPP, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

2

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Applied Imaging Corp. 2006 Employee Stock Purchase Plan, as amended and restated on August 31, 2006

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA 95134 (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey President & Chief Executive Officer

Date: September 7, 2006

4

EXHIBIT INDEX

Exhibit No.	Description
10.1	Applied Imaging Corp. 2006 Employee Stock Purchase Plan, as amended and restated on August 31, 2006

5

Exhibit 10.1

APPLIED IMAGING CORP.

2006 EMPLOYEE STOCK PURCHASE PLAN

as amended and restated August 31, 2006

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company).

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Coe herein shall be a reference to any successor or amended section of the Code.

(e) “Committee” shall mean a committee of the Board appointed by the Board in accordance with Section 14 hereof.

(f) “Common Stock” shall mean the Common Stock of the Company.

(g) “Company” shall mean Applied Imaging Corp., a Delaware corporation.

(h) “Compensation” shall mean all compensation reportable on Form W-2, including without limitation base straight time gross earnings, sales commissions, payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses and other compensation.

(i) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(j) “Director” shall mean a member of the Board.

(k) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (4) is an officer or other manager, or (5) is a highly compensated employee under Section 414(q) of the Code.

(l) “Exchange Act” will mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” shall mean the last day of each Offering Period.

(n) “Fair Market Value” shall mean, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, The Nasdaq SmallCap Market of The Nasdaq Stock Market, or the OTC Bulletin Board, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(o) “Offering Date” will mean the first Trading Day of each Offering Period.

(p) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing (i) on the first Trading Day on or after May 1 of each year and terminating on the last Trading Day in the period ending the following October 31, approximately six months later, and (ii) on the first Trading Date on or after November 1 of each year and terminating on the last Trading Day in the period ending the following April 30, approximately six months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after June 1, 2006, and terminate on the last Trading Day in the period ending the following October 31, approximately five (5) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(q) Plan” shall mean this Employee Stock Purchase Plan.

(r) “Purchase Price” shall mean the price per share of Common Stock of the shares purchased under any option granted under the Plan as the Administrator may determine from time to time, in its discretion and on a uniform and nondiscriminatory basis. However, in no event will the price be less than eighty-five percent (85%) of the lower of:

(i) the Fair Market Value per share of Common Stock on the Offering Date; or

(ii) the Fair Market Value per share of Common Stock on the Exercise Date.

(s) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(t) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods. Any individual who is an Eligible Employee as of the Offering Date of any Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 5.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares of Common Stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after June 1, 2006, and terminate on the last Trading Day in the period ending the following October 31, approximately five (5) months later. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in a form determined by the Administrator (or through such other electronic or other enrollment procedure prescribed by the Administrator) and filing it with the Company’s payroll office (or its designee) on or before a date prescribed by the Administrator prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1.0%) and not exceeding ten percent (10.0%) of the Compensation which he or she receives on each pay day during the Offering Period or in such other amount as the Administrator may determine (on a uniform and nondiscriminatory basis); provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’ s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, change the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as soon as practicable after the Administrator processes a given change in payroll deduction rate.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or its Subsidiary’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or its Subsidiary may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or its Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than the number of shares determined by dividing $12,500 by the Fair Market Value of a Share of the Company’s Common Stock on the Offering Date, (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period or such earlier time as the Administrator may determine pursuant to Section 20.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date. The Company may a make pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Eligible Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 175,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Board or a committee of members of the Board who shall be appointed from time to time by, and shall serve at the pleasure of, the Board, shall administer the Plan. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States). The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate to one or more individuals all or any part of its authority and powers under the Plan. Every finding, decision and determination made by the Administrator (or its designee) shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), and the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised. Any such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or Change in Control. The Administrator shall notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New

Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan, including the termination of any Offering Period then outstanding. Except as provided in Section 19, no such termination can affect options previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on or prior to any Exercise Date if the Administrator determines that the termination, suspension or amendment of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator will be entitled to change or terminate outstanding or prospective Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’ s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any outstanding or prospective Offering Period so that Offering Period ends on a new Exercise Date or terminating any outstanding Offering Period and returning contributions made through such date to participants; and

(iii) allocating shares.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect until terminated under Section 20 hereof.